Exhibit 4.1

CERTIFICATE FOR EXCHANGEABLE NOTE

FAR EAST ENERGY (BERMUDA), LTD.

US$10,000,000 (United States Dollars Ten Million)

Certificate No. 001	Hamilton, Bermuda	March 13, 2009

THIS NOTE AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, HYPOTHECATED, PLEDGED OR OTHERWISE TRANSFERRED OR DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO AND QUALIFIED BY APPLICABLE STATE AUTHORITIES, OR AN OPINION OF LEGAL COUNSEL IS DELIVERED TO THE ISSUER STATING THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

Far East Energy (Bermuda), Ltd., a Bermuda company of Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (the “Company”, which term, as used herein, shall include any successor thereto) and wholly-owned subsidiary of Far East Energy Corporation, a Nevada corporation (“Parent”), hereby certifies that Arrow Energy International Pte Ltd, of 152 Beach Road, #19-05 The Gateway East, Singapore (189721) (the “Holder”) is, at the date hereof, entered in the Company’s Register of Noteholders as the holder of an Exchangeable Note (this “Exchangeable Note”) in the principal amount of United States Dollars Ten Million (US$10,000,000) (the “Principal Amount”) on the terms and conditions attached to this Certificate. For value received, the Company hereby promises to pay to the Holder such amount or amounts as shall become due in respect of this Exchangeable Note in accordance with the terms and conditions attached to this Exchangeable Note. The Parent also undertakes to perform the obligations specified for the Parent under the terms and conditions attached to this Exchangeable Note.

This Exchangeable Note is issued pursuant to Section 2.2(a) of the Securities Purchase Agreement dated of even date herewith among the Company, Parent, and the Holder (the “Securities Purchase Agreement”) and pursuant to resolutions of the Board of Directors of the Company adopted on March 13, 2009.

This Certificate is evidence of entitlement only. Title to this Exchangeable Note passes only on due registration in the Register of Noteholders and only the duly registered holder is entitled to payments on this Exchangeable Note.

This Certificate is governed by and shall be construed in accordance with the laws of New York.

In witness whereof the Company has caused this Certificate to be signed on its behalf by its Chairman

FAR EAST ENERGY (BERMUDA), LTD.

/s/ Michael R. McElwrath
By:	Michael R. McElwrath
Title:	Chairman

TERMS AND CONDITIONS OF THIS EXCHANGEABLE NOTE

THIS NOTE AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, HYPOTHECATED, PLEDGED OR OTHERWISE TRANSFERRED OR DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO AND QUALIFIED BY APPLICABLE STATE AUTHORITIES, OR AN OPINION OF LEGAL COUNSEL IS DELIVERED TO THE ISSUER STATING THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

1.	Maturity Date.

1.1	Subject to any earlier repayment date under Section 2.2 below, all outstanding amounts under this Exchangeable Note (including any accrued interest thereon) shall be due and payable by the Company in full on the earlier of the following dates:

(a)	the date falling twenty-four (24) months after the Issue Date or, if extended by written agreement between the Company and the Holder, on such extended date (the “Maturity Date”); and

(b)	the date of a Liquidity Event.

2.	Events of Default.

2.1	Each of the following events and circumstances occurring or existing after the Farm-In Deadline (or, in the case of events and circumstances described in clauses (b), (c), (e) and (f) below, after the Issue Date) shall constitute an Event of Default:

(a)	the Company and/or the Parent do not perform or comply with any one or more of its or their obligations under (i) the Securities Purchase Agreement which could, individually or in the aggregate, have or reasonably be expected to result in, a material and adverse effect on the business, owner’s equity, results of operations or position, financial or otherwise, of the Parent and its subsidiaries taken as a whole or (ii) this Exchangeable Note (other than Sections 5.1, 6.1(b) or 6.2), and as to any such failure that can be cured, such failure continuing for a period of ten (10) business days following the day of service by the Holder on the Company of a written notice of such failure and requesting the same to be remedied;

(b)	the Company and/or the Parent do not perform or comply with any one or more of its or their obligations under Sections 5.1, 6.1(b) or 6.2 of this Exchangeable Note, and as to any such failure that can be cured, such failure continuing for a period of ten (10) business days following the day of service by the Holder on the Company of a written notice of such failure and requiring the same to be remedied. Any notice given pursuant to this clause (b) or clause (a) of this Section 2.1 must specify the failure to perform or comply, demand that it be remedied and state that the notice is a “Notice of Default.” When any failure to comply under this clause (b) or clause (a) of this Section 2.1 is cured in accordance herewith, it shall cease to be an Event of Default;

(c)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that is for relief against the Company in an involuntary case or proceeding; appoints a Custodian of the Company for any substantial part of the Company’s property; or orders the winding up or liquidation of the Company; and in each case of this clause (c) the order or decree remains unstayed and in effect for sixty (60) consecutive days. The term “Bankruptcy Law” means Title 11 of the United States Code (or any successor thereto) or any similar Bermuda or United States federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law;

(d)	any judgments for the payment of money are rendered against any FEEC Group Company in excess of $1,000,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed;

(e)	the FEEC Group, taken as a whole, ceases to carry on all or substantially all of its business or dispose of or enter into a written agreement to dispose of, or any governmental authority expropriates all or substantially all of its business or assets;

(f)	other than as a result of any breach of the Securities Purchase Agreement by the Holder, it is or becomes unlawful for the Company to perform or comply with any one or more of its material obligations under this Exchangeable Note or the material terms of this Exchangeable Note cease to be legal and valid obligations of the Company binding upon it in accordance with its terms;

(g)	any FEEC Group Company fails to make any payment by the end of any applicable grace, waiver or forbearance period after maturity of principal and/or accrued interest with respect to any obligations (other than nonrecourse obligations) for indebtedness for borrowed money of such FEEC Group Company, where the amount of such unpaid and due principal and/or accrued interest is in an aggregate amount in excess of $500,000, or (ii) the acceleration of principal and/or accrued interest with respect to any indebtedness for borrowed money of the Company, where the amount of such accelerated principal and/or interest is in an amount in excess of $500,000 because of a default with respect to such indebtedness for borrowed money; or

(h)

any of the authorisations required from any governmental or other authority or from any shareholders or creditors of any FEEC Group Company for or in connection with the execution, validity and performance of this Exchangeable Note is not granted or ceases to be in full force and effect or is modified in a manner, in each case where such failure to receive, or cessation of effectiveness of, authorisations or such modification, could reasonably be expected to have (i) a material adverse effect on the legality, validity or enforceability of this Exchangeable Note, (ii) a material and adverse effect on the results of operations or the financial condition of the FEEC Group, taken as a whole, or (iii) a material adverse impairment to the Company’s ability to perform on a timely basis its obligations under this Exchangeable Note.

2.2	Upon the occurrence and continuation of an Event of Default, the Holder may by written notice to the Company or Parent, as applicable, declare that all amounts outstanding under this Exchangeable Note (including any accrued interest thereon) shall, subject only to Article 6, become immediately due and repayable by the Company without further demand, notice or other legal formality of any kind. In the event of an acceleration of this Exchangeable Note because an Event of Default described in Section 2.1(g) has occurred and is continuing, the declaration of acceleration of this Exchangeable Note shall be automatically annulled if the payment default triggering such Event of Default shall be remedied or cured by the Company or waived by the holders of such indebtedness within twenty (20) days after declaration of acceleration with respect thereto.

2.3	The Holder may, by notice to the Company or the Parent, as applicable, waive any existing or future Event of Default and its consequences. When an Event of Default is so waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Event of Default or impair any consequent right.

3.	Prepayment.

Notwithstanding anything contained herein to the contrary, the Principal Amount and all interest accrued on this Exchangeable Note may be prepaid by the Company in whole or in part from time to time after the Farm-In Deadline without premium or penalty. Any prepayment under this Section 3 shall be applied first to accrued but unpaid interest at the date of such prepayment and then to the principal amount.

4.	Interest and Repayment.

4.1	The Company shall pay interest on the Principal Amount at a rate of 8% per annum, commencing the day after the Farm-In Deadline. Interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months for the actual number of days elapsed.

4.2	Notwithstanding the delivery of an Exchange Notice and/or any subsequent exchange of the Principal Amount, unless also subject to an Exchange Notice, interest on the Principal Amount shall be due and payable in one of the following manners:

(a)	as a lump sum in cash, together with the Principal Amount, where payment is accelerated pursuant to Section 2.2 above; or

(b)	as a lump sum in cash on the Maturity Date or the date of a Liquidity Event, whichever is the earlier.

4.3	For the avoidance of doubt, accrued interest on the Principal Amount can be Exchanged into Shares at the Exchange Rate in accordance with Section 5 herein.

4.4	If the Company fails to pay any sum payable under this Exchangeable Note when due, the Company shall pay interest on such sum from and including the due date to the date of actual payment (after as well as before judgment) at the rate of 16% per annum. Such default interest shall be computed on the basis of a 360-day year consisting of twelve 30-day months for the actual number of days elapsed.

4.5	Any payment of cash under this Exchangeable Note (whether of the Principal Amount or accrued interest thereon) shall be paid into the Holder’s bank account as notified in writing to the Company by the Holder not less than three business days prior to the scheduled payment date.

5.	Exchange Rights.

5.1	The Holder has the right at any time to exchange the whole or part (at the Exchange Rate as defined below in this Section 5.1) of the outstanding Principal Amount and any accrued interest thereon into new Shares, by delivering a duly executed Exchange Notice and the original Exchangeable Note to the Company and Parent at any time prior to the close of business on the business day immediately preceding the Maturity Date; provided, however, that, upon the earlier of (i) the Approval Date (as defined in the Farmout Agreement) and (ii) the satisfaction or waiver of the Farm-In Conditions on or prior to the Farm-In Deadline, the entire Principal Amount of this Exchangeable Note shall immediately, unconditionally and automatically exchange into Exchange Shares at the Exchange Rate in effect on the date of exchange, and this Exchangeable Note shall be cancelled and shall be exchanged into the right to receive Exchange Shares at the Exchange Rate, payable on surrender of a duly executed Exchange Notice and this Exchangeable Note.

The “Exchange Rate” per $10,000 principal amount of this Exchangeable Note to be Exchanged is 21,052.63 Exchange Shares (which is equal to an exchange price of $0.475 per Share), subject to adjustment as described in Sections 5.7 and 5.8 of this Exchangeable Note. Exchange must occur in minimum denominations of US$10,000. For illustrative purposes, exchange of the entire Principal Amount of this Exchangeable Note (ie: US$10,000,000, excluding any accrued interest) shall therefore result in 21,052,632 Exchange Shares being issued.

5.2	Subject to compliance with applicable securities laws and receipt of an opinion of legal counsel reasonably acceptable to the Company stating that an exemption from registration under the Securities Act and any securities laws of any applicable state or other jurisdiction is available, the Holder shall be entitled to nominate another Person (the “Nominee”) in the Exchange Notice to take up ownership of the Exchange Shares.

5.3

Any Exchange shall be effective on the fifth (5th) business day from the date of delivery of the Exchange Notice and the original Exchangeable Note (“Exchange Completion Date”). On the Exchange Completion Date the Company shall deliver to the Holder the relevant share certificate(s) for the Exchange Shares, shall cause Parent to enter the name of the Holder (and/or, the name of the Nominee) in the share registry of Parent as the holder(s) of the Exchange Shares and, in the case of an exchange of only part of the Principal Amount and any accrued interest thereon, a new Certificate in respect of the balance not exchanged will be issued to the Holder within five (5) business days of the date of delivery of the Exchange Notice and the Exchangeable Note or any replacement thereof pursuant to Section 8 below.

5.4	Each of the Company and Parent represents, warrants and undertakes to and with the Holder that the Exchange Shares issued upon an Exchange shall rank pari passu in all respects with all Shares outstanding on the Exchange Completion Date.

5.5	Fractions of a Share resulting from Exchange shall be rounded up to the nearest whole number. The Company’s or Parent’s delivery to the Holder of the full number of Exchange Shares into which this Exchangeable Note is exchangeable will be deemed to satisfy the Company’s obligation to pay the principal amount of this Exchangeable Note and to satisfy the Company’s obligation to pay accrued and unpaid interest to but not including the date of exchange. As a result, accrued interest is deemed paid in full rather than cancelled, extinguished or forfeited.

5.6	The Company shall cause Parent, and the Parent agrees, to issue and allot new Shares to the Holder pursuant to the exchange of this Exchangeable Note in accordance with the terms herein and shall cause Parent to do, and the Parent shall do, all necessary things and execute all necessary documents so as to ensure that the Holder and/or its Nominee becomes the registered holder(s) of the new Shares into which this Exchangeable Note has been Exchanged.

5.7	The Exchange Rate and Exchange Price are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 5.7. In the event that, at any time as a result of the provisions of this Section 5.7, the Holder shall become entitled upon subsequent Exchange to receive any shares of capital stock of Parent other than Shares, the number of such other shares so receivable upon Exchange of this Exchangeable Note shall thereafter be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained herein.

(a)	Adjustment for Changes in Capital Stock. If Parent (i) pays a dividend or makes a distribution on its Shares in Shares, (ii) subdivides its outstanding Shares into a greater number of shares, (iii) combines its outstanding Shares into a smaller number of shares, (iv) makes a distribution on its Shares in shares of its capital stock other than Shares or (v) issues by reclassification of its Shares any shares of its capital stock, then the Exchange Price in effect immediately prior to such action shall be proportionately adjusted so that the Holder shall receive, if this Exchangeable Note is thereafter Exchanged, the aggregate number and kind of shares of capital stock of Parent which it would have owned immediately following such action if such Exchangeable Note had been Exchanged immediately prior to such action. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. If, after an adjustment, the Holder upon Exchange of this Exchangeable Note may receive shares of two or more classes of capital stock of Parent, Parent shall determine, in good faith, the allocation of the adjusted Exchange Price between the classes of capital stock. After such allocation, the exchange privilege and the Exchange Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Shares in this Section 5.7. Such adjustment shall be made successively whenever any event listed above shall occur.

(b)	When De Minimis Adjustment May Be Deferred. No adjustment in the Exchange Price need be made unless the adjustment would require an increase or decrease of at least 1% in the Exchange Price; provided that the Exchange Price is at least equal to the par or nominal value of the Exchange Shares. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5.7 shall be made to the nearest cent or to the nearest 1/10,000th of a share, as the case may be, it being understood that no such rounding shall be made under Section 5.7(e) (and, in calculations made pursuant to such paragraph, the adjusted Exchange Price shall refer to such adjusted price before rounding).

(c)	When No Adjustment Required. No adjustment need be made for a transaction referred to in Section 5.7(a), if the Holder is to participate (without being required to Exchange this Exchangeable Note) in the transaction on a basis and with notice that the Board of Directors of Parent determines to be fair and appropriate in light of the basis and notice on which holders of Shares participate in the transaction. No adjustment need be made for (i) rights to purchase Shares pursuant to a Parent plan for reinvestment of dividends or interest, or (ii) a change in the par value or no par value of the Shares (save as to Exchange Price). To the extent this Exchangeable Note becomes exchangeable into cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

(d)

Reclassification, Consolidation, Merger, Sale, Transfer or Share Exchange. In case of any reclassification of the Shares, any consolidation of Parent with, or merger of Parent into, any other Person, any merger of another Person into Parent (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding Shares), any sale or transfer of all or substantially all of the assets of Parent or any compulsory share exchange pursuant to which share exchange the Shares are converted into other securities, cash or other property (any such event, a “Fundamental Change”), then as a condition of such Fundamental Change, lawful provision shall be made as part of the terms of such transaction, and duly executed documents evidencing the same from Parent or its successor shall be delivered to the Holder, so that the Holder shall have the right thereafter, during the period this Exchangeable Note shall be Exchangeable hereunder, to purchase, at a total price equal to that payable upon the Exchange of this Exchangeable Note, the kind and amount of securities, cash and other property receivable in connection with such Fundamental Change by a holder of the same number of Shares as were purchasable by the Holder immediately prior to such Fundamental Change assuming such holder of the Exchange Shares (a) is not a Person with which Parent consolidated or into which Parent merged or which merged into Parent, to which such sale or transfer was made or a party to such share exchange, as the case may be (a “constituent person”), or an Affiliate of a constituent person and (b) failed to exercise its rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Fundamental Change; provided that, if the kind or amount of securities, cash and other property receivable upon such Fundamental Change is not the same for each Exchange Share held immediately prior to such Fundamental Change by other than a constituent person or Affiliate thereof and in respect of which such rights of election shall not have been exercised (“non-electing share”), then the kind and amount of securities, cash and other property receivable upon such Fundamental Change by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares. Parent, the Person formed by such consolidation or resulting from such merger or which acquires such assets or which acquires Parent’s shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other organizational documents to establish such right. Such certificate or articles of incorporation or other organizational documents shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other organizational documents, shall be as nearly equivalent as may be practicable to the adjustments provided for herein. The above provisions shall similarly apply to successive Fundamental Changes.

(e)	Adjustment in Number of Shares. Upon each adjustment of the Exchange Price pursuant to this Section 5.7, each Exchangeable Note outstanding prior to the making of the adjustment in the Exchange Price shall thereafter evidence the right to receive upon payment of the adjusted Exchange Price that number of Shares (calculated to the nearest hundredth) obtained from the following formula:

N’	=	N	x	E
E’

where:

N’	=	the adjusted number of Exchange Shares issuable upon Exchange of an Exchangeable Note by payment of the adjusted Exchange Price.

N	=	the number of Exchange Shares previously issuable upon Exchange of an Exchangeable Note by payment of the Exchange Price prior to adjustment.

E’	=	the adjusted Exchange Price.

E	=	the Exchange Price prior to adjustment.

(f)	Notice of Adjustment. Whenever the Exchange Price is adjusted as provided in any provision of this Section 5.7, Parent shall compute the adjusted Exchange Price in accordance herewith and notify the Holder that the Exchange Price has been adjusted and setting forth the adjusted Exchange Price.

(g)	Company Determination Final. Any determination that Parent or its Board of Directors must make pursuant to this Section 5.7 is conclusive absent manifest error or bad faith.

6.	Restrictive Covenants and Subordination.

6.1	The Company and the Parent hereby jointly and severally covenant in favour of the Holder that:

(a)	it shall not incur, and shall not permit any of its subsidiaries to incur, any indebtedness for borrowed money that ranks senior to or pari passu with this Exchangeable Note in right of payment from the Company or the Parent (as the case may be);

(b)	the Company shall not sell, transfer or assign to any Person (other than its Affiliate) all of its rights under that certain Production Sharing Contract for Exploitation of Coalbed Methane Resources for the Shouyang Area in Shanxi Province, Qinshui Basin, the People’s Republic of China, dated April 16, 2002, by and among China United Coalbed Methane Corporation Ltd. and Phillips China Inc., as amended;

(c)	it will maintain its books and records so as to be complete and correct, and not to contain or reflect any inaccuracies or discrepancies, except as would not have a Material Adverse Effect (as defined in the Securities Purchase Agreement);

(d)	Parent will file with or submit to, as applicable, the United States Securities and Exchange Commission all reports and other documents required to be filed or submitted by it pursuant to the Exchange Act within sixty-one (61) days of the deadline applicable for each such report or other document (in addition to any extension thereof in accordance with applicable rules and regulations); provided that any failure to so file or submit within such time period will be deemed a failure that can be cured within the meaning of Section 2.1(a) notwithstanding the treatment of such late filing or submission under applicable United States securities laws;

(e)	it shall comply with the conditions imposed on it by the terms and conditions of this Exchangeable Note; and

(f)	it shall comply with all applicable legislative requirements, except as would not have a Material Adverse Effect (as defined in the Securities Purchase Agreement).

6.2	All debts and obligations as between the Company, Parent or any other member of the FEEC Group, whether existing before or after the execution of this Exchangeable Note, shall be, notwithstanding anything to the contrary in any documentation governing such debts and obligations, wholly and unconditionally subordinated to this Exchangeable Note while this Exchangeable Note remains issued and outstanding.

7.	Withholding Tax.

7.1	The Company shall make all payments to be made by it hereunder without any withholding for or on account of tax, unless a withholding is required by law.

7.2	If a withholding is required by law to be made by the Company, the Company shall withhold and remit to the appropriate tax authority within the time allowed by law and is obliged to provide the Holder with evidence that the payment has been made.

8.	Transfer of Exchangeable Note; Issue of Certificates; Replacement of Certificates.

8.1	The Company shall cause to be kept a Register of Noteholders on which shall be entered the names and addresses of the holders of Exchangeable Notes and the particulars of the Exchangeable Notes held by them and of all permitted transfers of Exchangeable Notes.

8.2	Subject to Section 9(c), this Exchangeable Note may be transferred by depositing the Certificate issued to the Holder in respect of this Exchangeable Note, with the prescribed transfer form duly completed and signed, at the registered office (or other office notified to the Holder in accordance with Section 9(b)) of the Company. No transfer of title to this Exchangeable Note will be effective unless and until entered on the Register of Noteholders. In the case of a transfer of only part of the Principal Amount, a new Certificate in respect of the balance principal amount not transferred will be promptly issued to the Holder.

8.3	If the Certificate representing this Exchangeable Note is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the Company’s registered office subject to all applicable laws upon payment by the Holder of the expenses incurred in connection with such replacement and on such terms as to evidence, security, indemnity and otherwise as the Company may require (provided the requirement is reasonable in light of the prevailing market practice). A mutilated or defaced Certificate must be surrendered before the replacement will be issued.

8.4	Upon the written request of the Holder, the Company shall split this Exchangeable Note into two or more Exchangeable Notes of a lower principal amount as the Holder may direct (the sum of which principal amounts shall equal the principal amount of the original Exchangeable Note). In such a case, the Company shall issue to the Holder new Certificates in respect of such Exchangeable Notes of lower principal amount in substitution of the Certificate for this Exchangeable Note.

9.	Miscellaneous.

(a)	Interpretation. The headings herein are for convenience only, do not constitute a part of this Exchangeable Note and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Exchangeable Note will be deemed to be the language chosen by Parent, the Company and Holder to express their mutual intent, and no rules of strict construction will be applied against any party. This Exchangeable Note shall be construed as if drafted jointly by Parent, the Company and Holder, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Exchangeable Note.

(b)

Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this

Section prior to 5:00 p.m. (Central Time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a business day or later than 5:00 p.m. (Central Time) on any date and earlier than 11:59 p.m. (Central Time) on such date, (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for such notices and communications shall be as follows:

If to the Company, to:

Far East Energy (Bermuda), Ltd.

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Fax: +1-441-279-5390

Attention: Scott Davis

with a copy to:

Baker & McKenzie LLP

2300 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201

USA

Fax: +1-214-978-3099

Attention: Amar Budarapu, Esq.

If to Parent, to:

Far East Energy Corporation

363 N. Sam Houston Parkway East

Suite 380

Houston, Texas 77060

USA

Fax: +1-832-598-0479

Attention: Chief Executive Officer

with a copy to:

Baker & McKenzie LLP

2300 Trammell Crow Center

2001 Ross Avenue

Dallas, Texas 75201

USA

Fax: +1-214-978-3099

Attention: Amar Budarapu, Esq.

If to the Holder, to:

Arrow Energy International Pte Ltd

152 Beach Road, #19-05

The Gateway East,

Singapore (189721)

Fax: +65 6508 9840

Attention: Nick Davies and Eytan Uliel

with a copy to:

HopgoodGanim Lawyers

Level 8, Waterfront Place

1 Eagle Street, Brisbane

QLD 4000, Australia

Fax: +617 3024 0028

Attention: Michael Hansel, Partner

(c)	Assignment. This Exchangeable Note or any part thereof may be assigned by the Holder to any of its Affiliates. Save as aforesaid and without limiting any right or entitlement of the Holder under Section 5.2, neither this Exchangeable Note nor the rights and obligations hereunder shall be assignable by the Holder or the Company without the prior written consent of the other party. No assignment by the Holder may be made unless the proposed transferee (i) agrees in writing to be bound by the provisions of the Securities Purchase Agreement and this Exchangeable Note as though he, she or it were an original signatory thereto and (ii) unless waived by the Company in its reasonable discretion, causes to be delivered to the Company, at such transferee’s sole cost and expense, a favorable opinion, satisfactory in form and substance to the Company, of legal counsel reasonably acceptable to the Company, to the effect that such proposed assignment will not violate, or result in registration being required under, any applicable United States federal securities laws or the securities laws of any state or other jurisdiction.

(d)	Severability. If any term or other provision of this Exchangeable Note is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Exchangeable Note shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Exchangeable Note is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Exchangeable Note so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Exchangeable Note is consummated as originally contemplated to the greatest extent possible.

(e)	Amendments. This Exchangeable Note may not be amended, modified or supplemented except in a writing signed by the Company and the Holder.

(f)

Waiver. Any waiver (whether express or implied) of any default or breach of or by any party to this Exchangeable Note shall not be effective unless evidenced by a writing signed by the party against which such waiver is sought to be enforced. No waiver of any default with respect to any provision, condition or requirement of this

Exchangeable Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

(g)	Proper law; jurisdiction. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS EXCHANGEABLE NOTE, AND ALL DISPUTES AND CONTROVERSIES ARISING HEREFROM, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD APPLY ANY OTHER LAW, EXCEPT TO THE EXTENT THAT THE CORPORATE LAWS OF THE STATE OF NEVADA OR BERMUDA, AS APPLICABLE, APPLY PURSUANT TO THE “INTERNAL AFFAIRS DOCTRINE” OR WITH RESPECT TO THE ISSUANCE OF THE SECURITIES. EACH PARTY AGREES THAT ALL ACTIONS CONCERNING THE INTERPRETATION, ENFORCEMENT AND DEFENSE OF THIS EXCHANGEABLE NOTE (WHETHER BROUGHT AGAINST A PARTY OR ITS RESPECTIVE AFFILIATES, EMPLOYEES OR AGENTS) MAY BE COMMENCED IN THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, NEW YORK (THE “NEW YORK COURTS”). EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE NEW YORK COURTS FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH, AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY ACTION, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH NEW YORK COURT, OR THAT SUCH ACTION HAS BEEN COMMENCED IN AN IMPROPER OR INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH ACTION BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS EXCHANGEABLE NOTE AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS EXCHANGEABLE NOTE.

(h)	No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement of the Company contained in this Exchangeable Note, or because of any indebtedness evidenced hereby, shall be had against any past, present or future employee, stockholder, officer or director, as such, of the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or penalty by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of this Exchangeable Note by the Holder and as part of the consideration for the issuance of this Exchangeable Note.

(i)	No Oral Agreements. This Exchangeable Note (along with the other documents and instruments executed and delivered pursuant hereto) represents the final agreement between the Company and the Holder and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the Company and the Holder.

(j)	Remedies. Any right, power, claim or remedy expressly conferred upon any party under this Exchangeable Note shall be in addition to and without prejudice to all other rights, powers, claims and remedies which would otherwise be available to such party under this Exchangeable Note or at law.

10.	Guarantee

10.1	Consideration. Parent acknowledges receiving consideration. The Parent gives the guarantee and indemnity contained in this Article 10 in consideration of the Holder agreeing to enter into this Exchangeable Note at the request of the Parent. The Parent acknowledges receipt of valuable consideration from the Holder for the Parent incurring obligations and giving rights under this Article 10.

10.2	Guarantee. The Parent unconditionally and irrevocably guarantees to the Holder the due and punctual performance by the Company of the Company’s obligations under or in connection with this Exchangeable Note including all obligations to pay money. If the Company does not comply with those obligations on time and in accordance with this Exchangeable Note, then subject to any applicable notice and cure provisions applicable to the Company contained herein, the Parent agrees to comply with those obligations when the Holder requests the Parent to do so.

10.3	Indemnity. The Parent unconditionally and irrevocably indemnifies the Holder against all losses, damages, costs and expenses which the Holder may suffer or incur as a consequence of any breach or non-observance by the Company of the Company’s obligations under or in connection with this Exchangeable Note including all obligations to pay money but excluding any indirect, consequential, exemplary, special or punitive loss or damage whether arising in contract or tort.

10.4	No Requirement to Commence Proceedings. The Parent waives any right it may have of first requiring the Holder to commence proceedings or enforce any other right against the Company or any other person before claiming under this Article 10.

10.5	Continuing Security. The guarantee and indemnity in this Article 10 is a continuing security, is not discharged by any one payment and will remain in full force and effect until all of the obligations of the Company under this Exchangeable Note are satisfied in full.

10.6	Rights Unaffected. The liabilities of the Parent under this Article 10 remain unaffected despite anything which might otherwise affect them at law or in equity.

10.7	Void Payments. If a claim that a payment to the Holder under this Exchangeable Note or this Article 10 is void or voidable (including, but not limited to, a claim under the laws relating to liquidation, administration, insolvency or protection of creditors) is upheld, conceded or compromised, then the Holder is entitled immediately as against the Parent to the rights which it would have been entitled under this Article 10 if the payment had not occurred.

11.	Definitions.

11.1	Unless otherwise defined in this Exchangeable Note, words and expressions defined in the Securities Purchase Agreement shall bear the same meanings when used in this Exchangeable Note.

11.2	As used in this Exchangeable Note, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.

“Company” shall have the meaning ascribed to in on the first page hereof.

“constituent person” shall have the meaning ascribed to in Section 5.7(d).

“Event of Default” shall have the meaning ascribed to it in Section 2.1.

“Exchange” means an exchange contemplated under Section 5.1.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Completion Date” shall have the meaning ascribed to it in Section 5.3.

“Exchange Notice” means the notice in the form set out in Annexure 1.

“Exchange Price” means US$0.475 per Share, as adjusted pursuant to Section 5.7.

“Exchange Rate” shall have the meaning ascribed to it in Section 5.1.

“Exchange Share” means each Share resulting from an Exchange.

“Exchangeable Note” shall have the meaning ascribed to in on the first page hereof.

“Farm-In Conditions” shall have the meaning set forth in the Farmout Agreement dated the Issue Date between Parent and the Holder.

“Farm-In Deadline” shall have the meaning set forth in the Farmout Agreement dated the Issue Date between Parent and the Holder.

“FEEC Group” means Parent, and the subsidiaries and Affiliates of Parent and in which Parent holds all or part of their shares or registered capital including but not limited to the wholly foreign owned enterprises and the joint ventures enterprises incorporated within the PRC and FEEC Group Company means each of them.

“Fundamental Change” shall have the meaning ascribed to in Section 5.7(d).

“Holder” shall have the meaning ascribed to in on the first page hereof.

“Issue Date” means the date of issuance of this Exchangeable Note as first set forth above.

“Liquidity Event” means any corporate transaction whereby a greater than 50% shareholding of the Company or the Parent (or greater than 50% of the underlying economic value of the Company or the Parent) is transferred to any Person (other than an Affiliate), whether by way of a sale of all Shares in the Company or the Parent or all assets of the Company or the Parent.

“Maturity Date” shall have the meaning ascribed to it in Section 1.1.

“Nominee” shall have the meaning ascribed to it in Section 5.2.

“non-electing share” shall have the meaning ascribed to in Section 5.7(d).

“Parent” shall have the meaning ascribed to in on the first page hereof.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“PRC” means the People’s Republic of China.

“Principal Amount” shall have the meaning ascribed to in on the first page hereof.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Purchase Agreement” shall have the meaning ascribed to in on the first page hereof.

“Shares” means Parent’s common stock, par value $0.001 per share.

10.3	In this Exchangeable Note, unless the context otherwise requires, any reference to:

(a)	the words “including” and “include” shall be deemed to be followed by the words “without limitation”; and

(b)	an Event of Default which is “continuing” means an Event of Default which is continuing and has not been remedied or waived.

[remainder of page intentionally left blank; signatures appear on following page(s)]

IN WITNESS WHEREOF, the parties have executed this Exchangeable Note as of the date first indicated above.

FAR EAST ENERGY (BERMUDA), LTD.

By:	/s/ Michael R. McElwrath
Michael R. McElwrath
Chairman

ARROW ENERGY INTERNATIONAL PTE LTD

By:	/s/ Nick Davies
Nick Davies
Director

Far East Energy Corporation is a signatory hereto solely with respect to Sections 5 and 6 and in its capacity as a guarantor with respect to Section 10 hereof.

FAR EAST ENERGY CORPORATION

By:	/s/ Michael R. McElwrath
Michael R. McElwrath
Chief Executive Officer

[Signature page to Exchangeable Note]

ANNEXURE 1

Form of Exchange Notice

Date:

To:	Far East Energy (Bermuda), Ltd.

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

and

Far East Energy Corporation

363 N. Sam Houston Parkway East

Suite 380

Houston, Texas 77060

USA

EXCHANGE NOTICE

We, the undersigned registered holder of the attached Exchangeable Note Certificate No. […] (“Exchangeable Note”) dated as of [insert date] executed by Far East Energy (Bermuda), Ltd. (the “Company”) in our favour, hereby irrevocably exercise our right to Exchange US$[…] of the Principal Amount outstanding under the Exchangeable Note into the Exchange Shares in accordance with the terms of the Exchangeable Note.

Pursuant to Section 5.1 of the Exchangeable Note, we are entitled to receive […] Exchange Shares. [After such Exchange, the balance principal amount under the Exchangeable Note is US$[…].]*

[We also exercise our right of nomination pursuant to Section 5.2 of the Exchangeable Note and nominate […] to hold [insert number] of the Exchange Shares.]*

We hereby represent and warrant to the Company and Parent, with respect to ourselves or the Nominee, as applicable, as follows:

a)

Such Person is or will be, as applicable, acquiring the Exchange Shares as principal for its own account for investment purposes only, not as a nominee or agent, and not with a view to any resale or distribution (within the meaning of the Securities Act) of such Exchange Shares or any part thereof, and such Person has no present intention of selling, granting any participation in, or otherwise distributing the same, without prejudice, however, to such Person’s right, subject to the provisions of this Exchangeable Note, at all times to sell or otherwise dispose of all or any part of the Exchange Shares under an exemption from registration under the Securities Act or pursuant to an effective registration statement under the Securities Act, in each case in compliance with applicable federal and state securities laws. such Person does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Exchange Shares. The Purchaser has not been formed for the specific purpose of acquiring the Exchange Shares.

b)	At the time such Person was offered the Exchange Shares, he, she or it was, and on the date of the Exchange he, she or it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act. Such Person is not a registered broker-dealer under Section 15 of the Exchange Act.

c)	Such Person, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Exchange Shares, and has so evaluated the merits and risks of such investment. Such Person acknowledges that an investment in the Shares involves a degree of risk. Such Person is able to bear the economic risk of an investment in the Exchange Shares and, at the present time, is able to afford a complete loss of such investment and has adequate means to provide for its current needs and other contingencies and to withstand the loss of the entire investment in the Exchange Shares and has no need for liquidity with respect to the investment in the Exchange Shares. Such Person has determined that the Exchange Shares are a suitable investment for itself, both in the nature and number of Exchange Shares being acquired.

d)	Such Person acknowledges that it has not purchased the Exchange Shares as a result of any “general solicitation” or “general advertising” (within the meaning of Rule 502(c) under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine, on a web site or in or on any similar media, or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising

e)	Such Person is a resident of [insert name of State or other jurisdiction].

Capitalized terms used in this Exchange Notice and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Exchangeable Note.

Yours faithfully
For and on behalf of
[Holder]

Name:
Designation:

*	Delete if inapplicable.

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